Exhibit 99.1

National Interstate Corporation Signs $50 Million Bank Credit Line

RICHFIELD, Ohio, December 21, 2007— National Interstate Corporation (Nasdaq: NATL) announced today that it has entered into a $50 million five year unsecured Credit Agreement with Key Bank, as administrative agent and lead arranger, and US Bank as documentation agent. The Company has the ability to increase the line of credit to $75 million subject to the Agreement’s accordion feature.

“Our Initial Public Offering in 2005 has provided us with adequate capital to fund our growing business and allowed us to maintain a relatively low debt to equity ratio,” commented Julie McGraw, Vice President and Chief Financial Officer. “The favorable terms of this line of credit together with our existing cash will provide us with appropriate liquidity for future Company initiatives.”

As of September 30, 2007 National Interstate’s debt to total equity ratio was 7.0%. The credit facility may be used for general corporate purposes. The Company has no specific plans to draw on the facility at this time.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:
Tanya Inama
National Interstate Corporation
877-837-0339 investorrelations@natl.com